UNITED STATES

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Media General, Inc.

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Media General Inc., PO Box 85333, Richmond, VA 23293-0001 804/649-6748 www.mediageneral.com

FOR IMMEDIATE RELEASE Tuesday, April 15, 2008

Media General Comments on RiskMetrics Group Recommendations

RICHMOND, Va. – Media General, Inc. (NYSE: MEG) today issued the following statement in response to RiskMetrics Group’s report regarding Media General.

“We are pleased that RiskMetrics did not recommend the election of Harbinger board candidate Eugene I. Davis, properly noting that Mr. Davis is ‘over-boarded by ISS standards,’ as we have been saying for some time. We are disappointed, however, that in recommending Harbinger candidates Daniel Sullivan and Jack Liebau, Jr., RiskMetrics has failed to recognize the clear superiority of the Media General directors up for reelection this year—Charles A. Davis, Rodney A. Smolla and Walter E. Williams—and has instead recommended two candidates with questionable qualifications backed by a short-term-focused hedge fund whose ‘prescription’ for Media General shows a clear lack of understanding of both our industry and the company.

“As we pointed out yesterday in our most recent letter to all Media General stockholders, Harbinger’s ‘prescription’ for Media General in our view betrays a trader mentality that is antithetical to long-term value creation. Among the actions Harbinger wants us to consider, and that its Board candidates would presumably seek to carry out, are the following:

•	exiting the Tampa market, even though it has historically been our largest source of revenues and profits;

•	cutting our dividend; and

•	selling two promising online assets, Blockdot and DealTaker.

“We think Media General stockholders are wise enough to recognize that such suggestions as these will not help build the long-term value of Media General, and wise enough to recognize that it was primarily the current severe recession in Tampa, our largest market, and not anything our Directors did or failed to do, that accounts for any underperformance of Media General versus some of our industry peers over the past two years. To punish three outstanding and valuable directors for that underperformance seems to us inappropriate and counterproductive.

“Accordingly, we strongly urge Media General stockholders to vote the WHITE proxy card in support of all three of the company’s Director nominees – Charles A. Davis, Rodney A. Smolla and Walter E. Williams – today.”

About Media General

Media General is a multimedia company operating leading newspapers, television stations and online enterprises primarily in the Southeastern United States. The company’s publishing assets include three metropolitan newspapers, The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; 22 daily community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; and more than 150 weekly newspapers and other publications. The company’s broadcasting assets include 23 network-affiliated television stations that reach more than 32 percent of the television households in the Southeast and nearly 9.5 percent of those in the United States. The company’s interactive media assets include more than 75 online enterprises that are associated with its newspapers and television stations.

Investor Contact:	Media Contact:
Lou Anne J. Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

Publishing    —    Broadcast     —    Interactive Media